Exhibit 99.1

SECOND AMENDMENT, dated as of November 28, 2007 (this “Amendment”), to the CREDIT AGREEMENT, dated as of October 27, 2004 (as amended by the First Amendment dated as of February 23, 2007, the “Credit Agreement”), among DREAMWORKS ANIMATION SKG, INC., a Delaware corporation (“DW Animation”), the several banks and other financial institutions from time to time parties to the Credit Agreement, certain other parties and JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”). Terms defined in the Credit Agreement shall be used in this Amendment with their defined meanings unless otherwise defined herein.

W I T N E S S E T H :

WHEREAS, DW Animation has requested that the Lenders enter into this Amendment; and

WHEREAS, each of the parties hereto is willing to enter into this Amendment on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

I. AMENDMENT TO CREDIT AGREEMENT.

1. Amendment to Section 7.4. Clause (c) of Section 7.4 of the Credit Agreement is hereby amended and restated as follows:

“and (c) to make other Restricted Payments so long as, after giving pro forma effect thereto, the sum of (i) the excess, if any, of (x) the lesser of (1) Borrowing Availability (determined without giving effect to clause (d) of the definition thereof) and (2) the aggregate Commitments over (y) Facility Exposure and (ii) DW Animation’s aggregate unencumbered (other than pursuant to Liens under the Loan Documents) cash on hand equals at least 200% of the aggregate Commitments then in effect”.

II. MISCELLANEOUS.

1. Representations and Warranties. DW Animation hereby represents and warrants as of the date hereof that (a) no Default or Event of Default has occurred and is continuing and (b) all representations and warranties of DW Animation contained in the Loan Documents are true and correct in all material respects with the same effect as if made on and as of such date.

2. No Change. Except as expressly provided herein, no term or provision of the Credit Agreement shall be amended, modified or supplemented, and each term and provision of the Credit Agreement shall remain in full force and effect.

3. Effectiveness. This Amendment shall become effective upon receipt by the Administrative Agent of counterparts hereof duly executed by DW Animation and the Required Lenders.

4. Counterparts. This Amendment may be executed by the parties hereto in any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

5. GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

DREAMWORKS ANIMATION SKG, INC.

By:	/s/ Katherine Kendrick
Name:	Katherine Kendrick
Title:	General Counsel

Signature Page

DreamWorks Animation SKG, Inc. Second Amendment

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender

By:	/s/ P. Clark Hallren
Name:	P. Clark Hallren
Title:	Managing Director